Exhibit 99.1

Media Relations Department
P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE	CONTACT:	Media:	Ben Deutsch
(404) 676-2683

		Investors:	Ann Taylor
(404) 676-5383

THE COCA-COLA COMPANY REPORTS

THIRD QUARTER AND YEAR-TO-DATE 2006 RESULTS

•                  Worldwide unit case volume up 5 percent for the third quarter, led by 7 percent growth in International.

•                  Carbonated beverages grew 5 percent in the quarter – highest growth since 2000.

•                  Third quarter EPS of $0.62 up 15 percent; 9 percent after considering items impacting comparability.

ATLANTA, Oct. 19, 2006 — The Coca-Cola Company today reported third quarter earnings per share growth of 15 percent on a reported basis and 9 percent after considering items impacting comparability.  Earnings per share for the third quarter were $0.62 and included a charge primarily related to asset impairment and restructuring charges, offset by a benefit primarily related to the reversal of a tax valuation allowance.  In addition, the Company has lowered its expected underlying effective tax rate on operations for 2006 and 2007 to 23.5 percent from 24.0 percent, providing a $0.01 per share benefit in the quarter.  Earnings per share for the third quarter of 2005 were $0.54 and included a net reduction of $0.03 per share for items impacting comparability.

Chairman and CEO Neville Isdell said, “I am pleased with our performance in the quarter and year-to-date, with most key markets making a positive contribution.  Once again we produced solid results and cycled 5 percent volume

- more -

growth in the prior year quarter by successfully balancing performance across our global markets as well as our product portfolio.

“The effective execution of our strategy and investments in key marketing and innovation initiatives were instrumental in the 5 percent unit case volume growth with 5 percent in carbonated beverages and 5 percent in noncarbonated beverages.  We continue to achieve strong growth in emerging markets, including Brazil, China and Russia, as well as in other important markets across Latin America.  Europe had a strong quarter following successful World Cup promotions and generally favorable summer weather.  At the same time, we have started the recovery in Japan and are addressing the softness in North America.  We remain committed to achieving acceptable, long-term performance in these key markets.”

“I remain confident that we are taking the necessary actions to create long-term sustainable growth and value for shareowners.”

(All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.)

Financial Highlights

•                  Third quarter revenues increased 7 percent.  This reflects a 4 percent increase in gallon sales, 1 percent currency benefit and 4 percent favorable impact from pricing and mix, offset by a 2 percent decrease from structural changes, primarily from the change in the business model in Spain.  Net operating revenues increased 9 percent, excluding the impact of structural changes.

•                  Operating income in the quarter increased 11 percent; 8 percent excluding items impacting comparability.  Items impacting comparability negatively affected operating income for the third quarter by $39 million in 2006 and by $85 million in 2005.  Currency had a slight positive impact on operating income in the quarter.

•                  The Company repurchased $1.2 billion of its stock year-to-date and currently intends to repurchase a total of $2.0 to $2.5 billion of its stock for the full year.

Operational Highlights

(All references to unit case volume percentage changes in this section are computed based on average daily sales.  Group operational highlights are reported in line with the Company’s operating structure as described in the Company’s Form 8-K filing dated April 10, 2006.)

Total Company

•                  Unit case volume increased 5 percent in the third quarter, cycling 5 percent in the prior year quarter, and increased 4 percent year-to-date.

•                  The unit case volume increase in the quarter was led by 7 percent growth in the International Operations, reflecting double-digit growth in key emerging markets, including Brazil, Argentina, east and central Africa, central and eastern Europe, China, Russia, Turkey and the Middle East.  Western Europe delivered solid unit case volume growth as performance continued to improve.  Offsetting these results were unit case volume declines in Japan, North America, and the Philippines.  Brand acquisitions benefited international unit case volume growth by 1 percent in the quarter.

•                  The Company continued to deliver growth in carbonated beverages, which increased unit case volume 5 percent in the quarter - the highest growth since 2000.  Key brands drove the results with Trademarks Coca-Cola, Sprite and Fanta growing unit case volume 3, 6 and 7 percent, respectively, in the quarter.

•                  In noncarbonated beverages, Trademarks POWERade and Dasani continued their strong performance in the quarter.  Trademark POWERade increased unit case volume 7 percent, cycling 28 percent growth in the prior year quarter, and Trademark Dasani increased unit case volume 18 percent, cycling 37 percent growth in the prior year quarter.  Additionally, high single-digit growth in Trademark Minute Maid also contributed to noncarbonated beverage growth.

North America

	Percent Change
	From Prior Year
	Third	Year-
	Quarter	To-Date
Unit Case Volume	(1)%	1%

Net Revenues	4%	6%

Operating Income	(7)%	6%

•                  Unit case volume in the North America operating group declined 1 percent in the quarter, primarily due to the unit case volume decline in warehouse-delivered water resulting from the strategic decision to refocus resources behind the more profitable Dasani business.  Net revenues for the quarter increased 4 percent, reflecting a 2 percent decrease in gallon sales, offset by positive pricing and growth of finished goods businesses.  Operating income decreased 7 percent for the quarter, reflecting the lower gallons sales, higher input costs on the finished goods businesses and unfavorable product mix.

•                  North America’s and the Retail division’s unit case volume growth rates in the quarter were impacted by the warehouse-delivered water unit case volume decline.  Excluding this impact, both North America and Retail unit case volume growth were even in the quarter, cycling 3 percent and 4 percent growth, respectively, in the prior year quarter.  Foodservice and Hospitality unit case volume increased 1 percent in the quarter.

•                  Carbonated beverages unit case volume declined 1 percent in the quarter while gaining category share.  Coca-Cola Zero unit case volume increased in excess of 30 percent and successfully cycled its launch in the summer of 2005.  Vault and Vault Zero continued to perform well particularly in immediate consumption, and energy drinks gained category share as distribution and display activity increased across the portfolio.

•                  Unit case volume for noncarbonated beverages excluding warehouse-delivered water increased 3 percent in the quarter led by double-digit growth in Trademark Dasani, which continued to gain share, and by mid-single digit growth in

Trademark POWERade, which cycled in excess of 30 percent growth in the prior year.  Total juice unit case volume declined mid-single digits in the quarter.  Warehouse-delivered juice unit case volume was negatively impacted by price increases on Minute Maid to cover higher ingredient costs.  This decline was partially offset by continued unit case volume growth in Odwalla and Trademark Simply juices.

European Union

	Percent Change
	From Prior Year
	Third	Year-
	Quarter	To-Date
Unit Case Volume	10%	5%

Net Revenues	(7)%	(13)%

Operating Income	12%	1%

•                  Unit case volume in the European Union operating group increased 10 percent in the quarter reflecting an improving trend for Germany and Northwest Europe, solid growth for Central Europe and Spain, and generally favorable summer weather.  In addition, the acquisitions of the Apollinaris and Traficante brands, in Germany and Italy respectively, contributed 3 points of unit case volume growth in the quarter.  Net revenues declined 7 percent, reflecting a 13 percent increase in gallon sales, positive pricing and currency benefit, offset by an 18 percent negative impact from structural changes due to the change in the business model in Spain.  As noted in the Company’s 2005 Form 10-K, the Company transferred its canning rights to the Company’s bottlers in Spain at the beginning of 2006.  This change did not materially impact operating income for the group but did reduce net revenues and cost of goods sold by similar amounts.  Operating income increased 12 percent in the quarter, primarily reflecting the growth in gallon sales, positive pricing and currency benefits and the continued investment in key marketing initiatives.

•                  Unit case volume in Northwest Europe for the quarter increased mid-single digits as performance continued to improve.  The results reflected mid-single digit unit case volume growth in carbonated beverages, led by growth of Trademark Coca-Cola, and double-digit growth in noncarbonated beverages.  In addition, the successful launch of Coca-Cola Zero in Great Britain, which has driven significant share gains, and generally favorable summer weather contributed to the performance.

•                  Unit case volume in Germany increased 15 percent in the quarter and was led by growth of 11 percent in Trademark Coca-Cola.  The results reflected continued benefits from World Cup marketing programs, the launch of Coca-Cola Zero in July, the acquisition of Apollinaris, a premium source water brand, which contributed 6 points of growth, and generally favorable summer weather.  For the full year, the Company expects the stabilizing trends in Germany to continue.

North Asia, Eurasia and Middle East

	Percent Change
	From Prior Year
	Third	Year-
	Quarter	To-Date
Unit Case Volume	9%	11%

Net Revenues	5%	(2)%

Operating Income	9%	(7)%

•                  The North Asia, Eurasia and Middle East operating group increased unit case volume 9 percent for the quarter, with double-digit growth in China, Russia, and Turkey, partially offset by a 4 percent decline in Japan.  Net revenues for the quarter increased 5 percent, reflecting an 8 percent increase in gallon sales and favorable pricing and product mix partially offset by an unfavorable currency impact and negative country mix.  Operating income increased 9 percent for the quarter, primarily driven by the increase in net revenues and investment in key marketing initiatives.

•                  In Japan, unit case volume decreased 4 percent in the quarter, a sequential improvement from the second quarter of 2006.  Weakness in core brands and softness in the soft drink category continued in the quarter. However, Diet

Coke, Fanta, and Sokenbicha delivered solid unit case volume growth and increased share in their categories.  The Georgia Coffee relaunch continued on track resulting in a slight unit case volume improvement versus the second quarter and a gain in category share.  Unit case volume performance in Japan for the remainder of the year is expected to remain weak, but reflect an improving trend.

•                  In China, third quarter unit case volume grew double-digits led by double-digit growth in carbonated soft drinks which continued to gain share.

Latin America

	Percent Change
	From Prior Year
	Third	Year-
	Quarter	To-Date
Unit Case Volume	7%	7%

Net Revenues	20%	20%

Operating Income	19%	20%

•                  The Latin America operating group delivered strong unit case volume growth of 7 percent in the quarter, cycling 5 percent growth in the prior year quarter, as solid growth in all key markets drove results.  Net revenues increased 20 percent, reflecting a 7 percent increase in gallon sales, positive pricing and mix as well as slight currency benefits.  Operating income increased 19 percent reflecting the net revenue increase, and the continued investment in key marketing initiatives.

•                  In Mexico, unit case volume increased 4 percent in the quarter.  Carbonated soft drinks gained share in the quarter driven by mid-single digit growth in Trademark Coca-Cola.

•                  In Brazil, unit case volume growth for the quarter was 11 percent, cycling 7 percent growth in the prior year quarter.  Solid unit case volume growth in carbonated soft drinks drove the results, as strong marketing and execution led to share results reaching their highest levels in over a decade.

•                  In Argentina, solid carbonated beverage growth across the core brands contributed to unit case volume growth of 14 percent in the quarter and reflected strong consumer marketing activities and bottler execution.

East, South Asia and Pacific Rim

	Percent Change
	From Prior Year
	Third	Year-
	Quarter	To-Date
Unit Case Volume	(3)%	(5)%

Net Revenues	(1)%	7%

Operating Income	625%	35%

•                  The East, South Asia and Pacific Rim operating group’s unit case volume decreased 3 percent in the quarter, primarily reflecting unit case volume declines in the Philippines.  Net revenues for the quarter were down 1 percent, as positive pricing, currency benefits and strong product and country mix offset an 8 percent decrease in gallon sales.  The operating income increase is due to the cycling of a non-cash charge in the prior year for asset write-downs in the Philippines.

•                  In India, unit case volume increased 4 percent in the quarter, cycling a decline of 22 percent in the prior year quarter.  Continued investment in marketing initiatives around the quality and safety of our products and focus on execution in the consolidated bottling operations delivered solid results even with the renewed, unfounded allegations in the quarter of unsafe pesticide levels in the Company’s products.  The Company will continue to aggressively address these allegations, but remains cautious on its outlook for the remainder of the year.

•                  In the Philippines, unit case volume declined low double digits in the quarter as affordability and availability issues continued to negatively impact performance.  The Company expects performance to remain weak during 2006 as the Company and its bottling partner work together to address the issues.

Africa

	Percent Change
	From Prior Year
	Third	Year-
	Quarter	To-Date
Unit Case Volume	5%	3%

Net Revenues	10%	7%

Operating Income	1%	10%

•                  The Africa operating group’s unit case volume increased 5 percent in the quarter.  Net revenues for the quarter increased 10 percent, primarily reflecting a 6 percent increase in gallon sales and positive pricing and mix partially offset by a negative currency impact.  Operating income growth of 1 percent primarily reflects the increase in net revenues and investments in key business initiatives.

•                  South Africa grew unit case volume 1 percent in the quarter, cycling 14 percent growth in the prior year quarter, while Nigeria unit case volume declined 8 percent reflecting the continued impact of the price increase implemented late in 2005.  Strong double digit unit case volume growth in east and central Africa and solid unit case volume growth in north and west Africa drove the overall results.

Bottling Investments

	Percent Change
	From Prior Year
	Third	Year-
	Quarter	To-Date
Unit Case Volume	25%	12%

Net Revenues	33%	17%

Operating Income	840%	n/a

•                  The Bottling Investments operating group’s unit case volume increased 25 percent in the quarter reflecting acquisitions of certain bottlers and unit case volume growth across the bottling group.  Net revenues increased 33 percent in the quarter due to the unit case volume increase, acquisitions, favorable pricing and mix, and positive currency benefits.  Operating income increased in the quarter reflecting the focus on driving sustained financial growth through revenue increases and expense leverage.

Financial Review

Operating Results

Net operating revenues for the quarter increased 7 percent driven by a 4 percent increase in gallon sales, a 4 percent favorable impact from price and mix and a 1 percent currency benefit.  The benefits were offset by a 2 percent negative impact from structural change, primarily related to the change of the business model in Spain.  Excluding the impact of structural changes, net operating revenues increased 9 percent.

Cost of goods sold increased 1 percent for the quarter.  This reflects a 4 percent increase in gallon sales along with increases in commodity-based input and freight costs and a 1 percent increase from currency, partially offset by an 8 percent decrease due to structural changes, primarily related to the change of the business model in Spain.

Selling, general and administrative expenses for the quarter increased 12 percent, reflecting continued investments in marketing, increased costs in the consolidated bottling operations, including acquisitions, a 2 percent increase from currency and the cycling of lower stock-based compensation expense and various small gains on land sales in the prior year quarter.

The Company had other operating charges in the third quarter amounting to $39 million pre-tax ($27 million after tax), primarily related to asset impairment and restructuring charges.

Operating income for the quarter increased 11 percent, reflecting the growth in gross profit offset by the investments in marketing and increased costs in the consolidated bottling operations.  Excluding the items impacting comparability, operating income increased 8 percent for the quarter, including a slight currency benefit.  Based on current spot rates and the anticipated benefits of hedging coverage in place, the Company currently expects currencies to provide a slightly negative impact in the fourth quarter and a negative 1 percent impact for the full year 2006.

Effective Tax Rate

The reported effective tax rate for the quarter was 20.0 percent.  The rate was benefited primarily by the reversal of a tax valuation allowance and the impact of a lower estimated full year underlying effective tax rate than previously expected.  The Company is required to record income tax expense for the first nine months of the year based on the estimated effective tax rate for the year.  As discussed in the second quarter earnings release, the Company had previously estimated that its underlying effective tax rate on operations would be approximately 24 percent for the full year.  The Company now anticipates that its underlying effective tax rate on operations for the full year 2006 and 2007 will be approximately 23.5 percent.  To bring the effective tax rate for the first nine months of 2006 in line with the Company’s currently estimated full year underlying effective tax rate, the Company recorded income tax expense at an underlying effective tax rate of approximately 22.5 percent in the third quarter.  The Company’s estimated underlying effective tax rate does not reflect the impact of discrete events, which, if and when they occur, are separately recognized in the appropriate period.

New Operating Structure

As previously announced, effective January 1, 2006, the Company made certain changes to its operating structure to establish a new, separate internal organization for its consolidated bottling operations and its unconsolidated bottling investments.  This new structure resulted in the reporting of a separate Bottling Investments operating segment, along with the six existing geographic operating segments and Corporate, beginning with the first quarter of 2006.  Reclassified operating segment information can be found in the Company’s Form 8-K filing dated April 10, 2006.

Transfer of Spain Canning Rights

Effective January 1, 2006, the Company granted its bottling partners in Spain the rights to manufacture and distribute Company trademarked products in can packages. The Company will also reduce future marketing support payments to the bottlers.  As a result, a portion of the Company’s business has essentially been converted from a finished product business model to a concentrate business model.  This shift of certain products to a concentrate business model resulted in a reduction of revenues.  This change did not materially impact gross profit.  Had the change occurred as of January 1, 2005, revenues for the nine months ended September 30, 2005, would have been reduced by approximately $608 million, with no material impact to gross profit.  This change will continue to affect the comparison of certain line items of the Company’s statements of income over the remainder of 2006, but will not impact the Company’s operating income.

Items Impacting Prior Year Results

In 2005, third quarter reported earnings per share included a net charge of $0.03 per share due primarily to a $0.04 per share non-cash charge related to asset write-downs in the Philippines, partially offset by a $0.01 per share benefit related to the favorable resolution of tax matters.  The 2005 second quarter results included a net benefit of $0.04 per share due to a gain from the favorable high fructose corn syrup lawsuit settlement, the favorable resolution of tax matters, a reduction of the tax accrual related to the repatriation of foreign earnings, and a benefit from certain items impacting an equity investee.  In the first quarter of 2005, results included a net reduction of $0.05 per share due to a charge for accelerated amortization of stock-based compensation expenses and a tax charge related to the repatriation of foreign earnings, partially offset by a benefit related to the favorable resolution of tax matters and a gain on the issuance of stock by an equity investee.

Conference Call

The Company will host a conference call with investors and analysts to discuss the third quarter 2006 results today at 8:00 a.m. (EDT).  The Company invites investors to listen to the live audiocast of the conference call at the Company’s website,
www.thecoca-colacompany.com in the “Investors” section.  Further, the “Investors” section of the Company’s website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	September 29, 2006	September 30, 2005	% Change
Net Operating Revenues	$6,454	$6,037	7
Cost of goods sold	2,265	2,235	1
Gross Profit	4,189	3,802	10
Selling, general and administrative expenses	2,488	2,225	12
Other operating charges	39	85	—
Operating Income	1,662	1,492	11
Interest income	35	49	(29)
Interest expense	47	49	(4)
Equity income - net	231	195	18
Other income (loss) - net	(55)	(34)	—
Income Before Income Taxes	1,826	1,653	10
Income taxes	366	370	(1)
Net Income	$1,460	$1,283	14

Diluted Net Income Per Share*	$0.62	$0.54	15
Average Shares Outstanding - Diluted*	2,343	2,385

*                 For the third quarter, “Basic Net Income Per Share” was $0.62 for 2006 and $0.54 for 2005 based on “Average Shares Outstanding - Basic” of 2,342 and 2,384 for 2006 and 2005, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Nine Months Ended
	September 29, 2006	September 30, 2005	% Change
Net Operating Revenues	$18,156	$17,553	3
Cost of goods sold	6,101	6,199	(2)
Gross Profit	12,055	11,354	6
Selling, general and administrative expenses	6,844	6,446	6
Other operating charges	115	85	—
Operating Income	5,096	4,823	6
Interest income	152	163	(7)
Interest expense	173	179	(3)
Equity income - net	569	553	3
Other income (loss) - net	48	(66)	—
Gains on issuances of stock by equity investees	—	23	—
Income Before Income Taxes	5,692	5,317	7
Income taxes	1,290	1,309	(1)
Net Income	$4,402	$4,008	10

Diluted Net Income Per Share*	$1.87	$1.67	12
Average Shares Outstanding - Diluted*	2,354	2,399

*                 For the nine months, “Basic Net Income Per Share” was $1.87 for 2006 and $1.67 for 2005 based on “Average Shares Outstanding - Basic” of 2,353 and 2,397 for 2006 and 2005, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	September 29, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$3,388	$4,701
Marketable securities	135	66
Trade accounts receivable, less allowances of $68 and $72, respectively	2,489	2,281
Inventories	1,592	1,379
Prepaid expenses and other assets	1,756	1,778
Total Current Assets	9,360	10,205

Investments
Equity method investments	6,974	6,562
Cost method investments, principally bottling companies	421	360
Total Investments	7,395	6,922

Other Assets	2,719	2,648
Property, Plant and Equipment - net	6,728	5,831
Trademarks With Indefinite Lives	2,063	1,946
Goodwill	1,306	1,047
Other Intangible Assets	1,732	828

Total Assets	$31,303	$29,427

Liabilities and Shareowners’ Equity
Current Liabilities
Accounts payable and accrued expenses	$5,620	$4,493
Loans and notes payable	3,021	4,518
Current maturities of long-term debt	77	28
Accrued income taxes	516	797
Total Current Liabilities	9,234	9,836

Long-Term Debt	1,242	1,154
Other Liabilities	2,095	1,730
Deferred Income Taxes	732	352

Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,507 shares and 3,507 shares, respectively	877	877
Capital surplus	5,737	5,492
Reinvested earnings	33,514	31,299
Accumulated other comprehensive income (loss)	(1,307)	(1,669)
Treasury stock, at cost - 1,165 shares and 1,138 shares, respectively	(20,821)	(19,644)
Total Shareowners’ Equity	18,000	16,355

Total Liabilities and Shareowners’ Equity	$31,303	$29,427

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Nine Months Ended
	September 29, 2006	September 30, 2005
Operating Activities
Net income	$4,402	$4,008
Depreciation and amortization	666	676
Stock-based compensation expense	237	268
Deferred income taxes	(32)	(74)
Equity income or loss, net of dividends	(420)	(375)
Foreign currency adjustments	47	93
Gains on issuances of stock by equity investees	—	(23)
Gains on sales of assets, including bottling interests	(127)	(4)
Other operating charges	115	85
Other items	127	168
Net change in operating assets and liabilities	(381)	458
Net cash provided by operating activities	4,634	5,280

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(784)	(635)
Purchases of investments and other assets	(75)	(67)
Proceeds from disposals of investments and other assets	210	20
Purchases of property, plant and equipment	(960)	(633)
Proceeds from disposals of property, plant and equipment	72	88
Other investing activities	(5)	10
Net cash used in investing activities	(1,542)	(1,217)

Financing Activities
Issuances of debt	298	29
Payments of debt	(2,075)	(2,867)
Issuances of stock	8	137
Purchases of stock for treasury	(1,212)	(1,595)
Dividends	(1,460)	(1,346)
Net cash used in financing activities	(4,441)	(5,642)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	36	(177)

Cash and Cash Equivalents
Net decrease during the period	(1,313)	(1,756)
Balance at beginning of period	4,701	6,707
Balance at end of period	$3,388	$4,951

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions except percentages)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	September 29, 2006 (1)	September 30, 2005 (2)	% Fav. / (Unfav.)	September 29, 2006 (3)	September 30, 2005 (5)	% Fav. / (Unfav.)	September 29, 2006 (3) (4)	September 30, 2005 (5) (6)	% Fav. / (Unfav.)
North America	$1,809	$1,745	4	$383	$414	(7)	$383	$408	(6)
Africa	288	262	10	97	96	1	94	93	1
East, South Asia and Pacific Rim	187	189	(1)	58	8	625	58	8	625
European Union	1,228	1,314	(7)	632	564	12	632	566	12
Latin America	654	547	20	353	297	19	350	298	17
North Asia, Eurasia and Middle East	1,171	1,118	5	409	375	9	410	380	8
Bottling Investments	1,464	1,103	33	47	5	840	253	182	39
Corporate	24	19	26	(317)	(267)	(19)	(354)	(282)	(26)
Eliminations	(371)	(260)	—	—	—		—	—
Consolidated	$6,454	$6,037	7	$1,662	$1,492	11	$1,826	$1,653	10

Note: Refer to the Company’s Form 8-K filing dated April 10, 2006 for more information on the changes to the Company’s operating structure.

(1)          Intersegment revenues for the third quarter of 2006 were $14 million for Africa, $19 million for East, South Asia and Pacific Rim, $245 million for European Union, $30 million for Latin America, $28 million for North Asia, Eurasia and Middle East and $35 million for Bottling Investments.

(2)          Intersegment revenues for the third quarter of 2005 were $5 million for Africa, $9 million for East, South Asia and Pacific Rim, $196 million for European Union, $20 million for Latin America, and $30 million for North Asia, Eurasia and Middle East.

(3)          Operating income (loss) and income (loss) before income taxes for the third quarter of 2006 were reduced by $1 million for Africa, $15 million for East, South Asia and Pacific Rim, $7 million for European Union and $16 million for Bottling Investments primarily due to contract termination costs related to production capacity efficiencies, asset impairments and other restructuring costs.

(4)          Income (loss) before income taxes for the third quarter of 2006 was reduced by $3 million for Bottling Investments due to certain items impacting equity investees.

(5)          Operating income (loss) and income (loss) before income taxes for the third quarter of 2005 were reduced by $85 million for East, South Asia and Pacific Rim primarily related to impairments of intangible assets.

(6)          Income (loss) before income taxes for the third quarter of 2005 was reduced for Bottling Investments by $5 million due to certain items impacting an equity investee and $4 million due to impairments of intangible assets.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions except percentages)

Nine Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	September 29, 2006 (1)	September 30, 2005 (2)	% Fav. / (Unfav.)	September 29, 2006 (3)	September 30, 2005 (5)	% Fav. / (Unfav.)	September 29, 2006 (3) (4)	September 30, 2005 (5) (6)	% Fav. / (Unfav.)
North America	$5,363	$5,048	6	$1,264	$1,187	6	$1,263	$1,182	7
Africa	815	764	7	287	261	10	279	252	11
East, South Asia and Pacific Rim	632	589	7	283	209	35	283	209	35
European Union	3,362	3,845	(13)	1,774	1,761	1	1,778	1,765	1
Latin America	1,879	1,567	20	1,048	873	20	1,045	872	20
North Asia, Eurasia and Middle East	3,168	3,242	(2)	1,224	1,316	(7)	1,240	1,323	(6)
Bottling Investments	3,847	3,291	17	77	3	—	601	515	17
Corporate	66	65	2	(861)	(787)	(9)	(797)	(801)	0
Eliminations	(976)	(858)	—	—	—		—	—
Consolidated	$18,156	$17,553	3	$5,096	$4,823	6	$5,692	$5,317	7

Note: Refer to the Company’s Form 8-K filing dated April 10, 2006 for more information on the changes to the Company’s operating structure.

(1)          Intersegment revenues for the first nine months of 2006 were $29 million for Africa, $62 million for East, South Asia and Pacific Rim, $656 million for European Union, $90 million for Latin America, $65 million for North Asia, Eurasia and Middle East and $74 million for Bottling Investments.

(2)          Intersegment revenues for the first nine months of 2005 were $11 million for Africa, $52 million for East, South Asia and Pacific Rim, $632 million for European Union, $57 million for Latin America, and $106 million for North Asia, Eurasia and Middle East.

(3)          Operating income (loss) and income (loss) before income taxes for the first nine months of 2006 were reduced by $1 million for Africa, $19 million for East, South Asia and Pacific Rim, $34 million for European Union and $61 million for Bottling Investments primarily due to contract termination costs related to production capacity efficiencies, asset impairments and other restructuring costs.

(4)          Income (loss) before income taxes for the first nine months of 2006 was increased for Bottling Investments by $9 million due to certain items impacting equity investees and was increased for Corporate by $123 million for the gain on the sale of shares in the initial public offering of the Turkish bottler.

(5)          Operating income (loss) and income (loss) before income taxes for the first nine months of 2005 were increased by $42 million for Corporate due to the HFCS lawsuit settlement, were reduced by $85 million for East, South Asia and Pacific Rim primarily related to impairments of intangible assets and were reduced by $12 million for North America, $3 million for Africa, $3 million for East, South Asia and Pacific Rim, $3 million for European Union, $4 million for Latin America, $3 million for North Asia, Eurasia and Middle East and $22 million for Corporate as a result of accelerated amortization of stock-based compensation expense.

(6)          Income (loss) before income taxes for the first nine months of 2005 was increased for Bottling Investments by $16 million due to certain items impacting an equity investee and was reduced by $4 million due to impairments of intangible assets and was increased by $23 million for Corporate due to non-cash pretax gains on issuances of stock primarily by Coca-Cola Amatil, one of our equity method investees.

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance.  See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended September 29, 2006 and September 30, 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data and percentages)

	Three Months Ended September 29, 2006
		Items Impacting Comparability					% Change -
					After		After
			Asset		Considering	% Change -	Considering
	Reported	Equity	Impairments/	Certain Tax	Items	Reported	Items
	(GAAP)	Investees	Restructuring	Matters (1)	(Non-GAAP)	(GAAP)	(Non-GAAP)
Net Operating Revenues	$6,454				$6,454	7 (2)	7
Cost of goods sold	2,265				2,265	1	1
Gross Profit	4,189				4,189	10	10
Selling, general and administrative expenses	2,488				2,488	12	12
Other operating charges	39		$(39)		—	—	—
Operating Income	1,662		39		1,701	11	8
Interest income	35				35	(29)	(29)
Interest expense	47				47	(4)	(4)
Equity income - net	231	$3			234	18	15
Other income (loss) - net	(55)				(55)	—	—
Income Before Income Taxes	1,826	3	39		1,868	10	7
Income taxes	366	1	12	$41	420	(1)	7
Net Income	$1,460	$2	$27	$(41)	$1,448	14	7
Diluted Net Income Per Share	$0.62	$0.00	$0.01	$(0.02)	$0.62 (3)	15	9
Average Shares Outstanding - Diluted	2,343	2,343	2,343	2,343	2,343

Gross Margin	64.9%				64.9%
Operating Margin	25.8%				26.4%
Effective Tax Rate	20.0%				22.5%

	Three Months Ended September 30, 2005
		Items Impacting Comparability			After
	Reported (GAAP)	Asset Write-downs	Resolution of Tax Matters	Equiy Investee	Considering Items (Non-GAAP)
Net Operating Revenues	$6,037				$6,037
Cost of goods sold	2,235				2,235
Gross Profit	3,802				3,802
Selling, general and administrative expenses	2,225				2,225
Other operating charges	85	$(85)			—
Operating Income	1,492	85			1,577
Interest income	49				49
Interest expense	49				49
Equity income - net	195	4		$5	204
Other income (loss) - net	(34)				(34)
Income Before Income Taxes	1,653	89		5	1,747
Income taxes	370	4	$18	—	392
Net Income	$1,283	$85	$(18)	$5	$1,355
Diluted Net Income Per Share	$0.54	$0.04	$(0.01)	$0.00	$0.57
Average Shares Outstanding - Diluted	2,385	2,385	2,385	2,385	2,385

Gross Margin	63.0%				63.0%
Operating Margin	24.7%				26.1%
Effective Tax Rate	22.4%				22.5	%(4)

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

(1)  Primarily related to the reversal of a tax valuation allowance.

(2)  Net operating revenues excluding structural changes:

	2006	2005	% Change
Reported net operating revenues	$6,454	$6,037	7%
Structural changes	(123)	(239)	—
Net operating revenues excluding structural changes	$6,331	$5,798	9%

(3) Per share amounts do not add due to rounding.

(4) Effective tax rate calculated on full figures.

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance.  See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the nine months ended September 29, 2006 and September 30, 2005. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data and percentages)

	Nine Months Ended September 29, 2006
		Items Impacting Comparability
	Reported (GAAP)	Equity Investees	Gain on Turkey IPO	Asset Impairments/ Restructuring	Certain Tax Matters (1)	After Considering Items (Non-GAAP)	% Change - Reported (GAAP)	% Change - After Considering Items (Non-GAAP)
Net Operating Revenues	$18,156					$18,156	3	3
Cost of goods sold	6,101					6,101	(2)	(2)
Gross Profit	12,055					12,055	6	7
Selling, general and administrative expenses	6,844					6,844	6	7
Other operating charges	115			$(115)		—	—	—
Operating Income**	5,096			115		5,211	6	6
Interest income	152					152	(7)	(7)
Interest expense	173					173	(3)	(3)
Equity income - net	569	$(9)				560	3	4
Other income (loss) - net	48		$(123)			(75)	—	—
Gain on issuances of stock by equity investees	—					—	—	—
Income Before Income Taxes	5,692	(9)	(123)	115		5,675	7	6
Income taxes	1,290	—	14	20	$9	1,333	(1)	6
Net Income	$4,402	$(9)	$(137)	$95	$(9)	$4,342	10	6
Diluted Net Income Per Share	$1.87	$0.00	$(0.06)	$0.04	$0.00	$1.84 (2)	12	8
Average Shares Outstanding - Diluted	2,354	2,354	2,354	2,354	2,354	2,354

Gross Margin	66.4%					66.4%
Operating Margin	28.1%					28.7%
Effective Tax Rate	22.7%					23.5%

	Nine Months Ended September 30, 2005
		Items Impacting Comparability
	Reported (GAAP)	HFCS Lawsuit Settlement	Resolution of Tax Matters	Repatriation of Foreign Earnings	Issuances of Stock by Equity Investees	Accelerated Amortization of Stock-Based Compensation	Asset Write- downs	Equity Investee	After Considering Items (Non-GAAP)
Net Operating Revenues	$17,553								$17,553
Cost of goods sold	6,199	$42							6,241
Gross Profit	11,354	(42)							11,312
Selling, general and administrative expenses	6,446					$(50)			6,396
Other operating charges	85						(85)		—
Operating Income**	4,823	(42)				50	85		4,916
Interest income	163								163
Interest expense	179								179
Equity income - net	553						4	$(16)	541
Other income (loss) - net	(66)								(66)
Gain on issuances of stock by equity investees	23				$(23)				—
Income Before Income Taxes	5,317	(42)			(23)	50	89	(16)	5,375
Income taxes	1,309	(16)	$91	$(127)	(8)	12	4	(2)	1,263
Net Income	$4,008	$(26)	$(91)	$127	$(15)	$38	$85	$(14)	4,112
Diluted Net Income Per Share	$1.67	$(0.01)	$(0.04)	$0.05	$(0.01)	$0.02	$0.04	$(0.01)	$1.71
Average Shares Outstanding - Diluted	2,399	2,399	2,399	2,399	2,399	2,399	2,399	2,399	2,399
Gross Margin	64.7%								64.4%
Operating Margin	27.5%								28.0%
Effective Tax Rate	24.6%								23.5%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

(1)  Primarily related to changes in reserves related to certain tax matters.

(2)  Per share amounts do not add due to rounding.

The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company.  Along with Coca-Cola, recognized as the world’s most valuable brand, the Company markets four of the world’s top five soft drink brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees, energy and sports drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate exceeding 1.3 billion servings each day.  For more information about The Coca-Cola Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; the availability and quality of water; changes in the nonalcoholic beverages business environment, including actions of competitors and changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; increased competition; our ability to enter or expand our operations in emerging markets; foreign currency and interest rate fluctuations and other capital and financial market conditions; our ability to effectively align ourselves with our bottling system, including maintaining good relationships with our bottlers; the financial condition of our bottlers; our ability to maintain good labor relations, including our ability to renew collective bargaining agreements on satisfactory terms and avoid strikes or work stoppages, which could lead to production output disruptions; fluctuations in cost and shortages of raw materials, including the cost of energy; adoption of or changes to laws relating to beverage containers and packaging, including mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; changes in economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and product quality as well as other product issues such as product recalls; regulatory and legal changes; our ability to achieve overall long-term goals; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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